Exhibit 10.1

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

This Amendment No. 1 to Underwriting Agreement is made and entered into this 1st of July, 2026 (the “Amendment”) by and between FORTUNEX ACQUISITION CORPORATION, a Cayman Islands exempted company (the “Company”), and Polaris Advisory Partners LLC, a division of Kingswood Capital Partners LLC (the “Representative”). Reference is made to the Underwriting Agreement (the “Underwriting Agreement”) entered into as of May 21, 2026 between the Company and the Representative, as representative of the several underwriters named on Schedule A thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Underwriting Agreement.

Each of the undersigned parties hereby agrees that Sections 1.1.1, 1.1.2, 1.2.3, 1.3, 1.5.2, 2.21.3, 3.9, 3.25, 3.34 and 7.2 of the Underwriting Agreement are hereby amended and restated to read in their entirety as set forth below:

1. Purchase and Sale of Securities.

1.1	Firm Securities.

1.1.1 Purchase of Firm Units. On the basis of the representations and warranties contained herein, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the several Underwriters, severally and not jointly, and the Underwriters agree to purchase from the Company, severally and not jointly, an aggregate of 7,500,000 units (the “Firm Units”) of the Company, as set forth opposite the respective names of the Underwriters on Schedule A hereto, at a purchase price of $9.967 per Firm Unit. The Firm Units are to be offered initially to the public (the “Offering”) at the offering price of $10.00 per Firm Unit. Each Firm Unit consists of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Share(s)”) and one-half (1/2) of one redeemable warrant to purchase one Ordinary Share (the “Warrants”). The Ordinary Shares and Warrants included in the Firm Units will trade separately on the fifty-second (52nd) day following the date hereof unless the Representative determines to allow earlier separate trading. Notwithstanding the immediately preceding sentence, in no event will the Ordinary Shares and Warrants included in the Firm Units trade separately until (i) the Company has filed with the Securities and Exchange Commission (the “Commission”) a Current Report on Form 8-K that includes an audited balance sheet reflecting the Company’s receipt of the proceeds of the Offering and the Private Placement (as defined in Section 1.5.2) and updated financial information with respect to any proceeds the Company receives from the exercise of the Over-allotment Option (defined below) if such option is exercised prior to the filing of the Form 8-K, and (ii) the Company has filed with the Commission a Current Report on Form 8-K and issued a press release announcing when such separate trading will begin.

1.1.2 Payment and Delivery. Delivery and payment for the Firm Units shall be made at 10:00 a.m., New York City time, on May 26, 2026, or at such earlier time as shall be agreed upon by the Representative and the Company, at the offices of O’Melveny & Myers LLP, counsel to the Underwriters (“OMM”), or at such other place as shall be agreed upon by the Representative and the Company. The hour and date of delivery and payment for the Firm Units is called the “Closing Date.” Payment for the Firm Units shall be made on the Closing Date by wire transfer in Federal (same day) funds. The Company shall receive an aggregate of approximately $77,727, 500 from the sale of the Firm Units and the sale of Private Placement Units (as defined in Section 1.5.2) of which $75,750,000 shall be deposited in the trust account (“Trust Account”) established by the Company for the benefit of the Public Shareholders (as defined below), as described in the Registration Statement (as defined in Section 2.1.1) pursuant to the terms of an Investment Management Trust Agreement (the “Trust Agreement”) between the Company and Continental Stock Transfer & Trust Company (“Continental”). The remaining proceeds (less commissions and actual expense payments or other fees payable pursuant to this Agreement), if any, shall be paid to the order of the Company upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Firm

Units (or through the facilities of the Depository Trust Company (“DTC”)) for the account of the Underwriters. The Firm Units shall be registered in such name or names and in such authorized denominations as the Representative may request in writing at least two (2) full Business Days prior to the Closing Date. The Company will permit the Representative to examine and package the Firm Units for delivery, at least one (1) full Business Day prior to the Closing Date. The Company shall not be obligated to sell or deliver any of the Firm Units except upon tender of payment by the Representative for all the Firm Units. As used herein, the term “Public Shareholders” means the holders of the Ordinary Shares sold as part of the Units in the Offering or acquired in the aftermarket, including the Sponsor (defined below) to the extent the Sponsor acquires such Ordinary Shares in the aftermarket (and solely with respect to such Ordinary Shares). “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

1.2	Over-Allotment Option.

1.2.3 Payment and Delivery. Payment for the Option Units shall be made on the Option Closing Date by wire transfer in Federal (same day) funds, payable upon delivery to the Representative of certificates (in form and substance satisfactory to the Representative) representing the Option Units (or through the facilities of DTC) for the account of the Representative. The amount to be deposited in the Trust Account for the Option Units on the Option Closing Date will be $10.10 per Unit, including: (i) the purchase price (net of discounts and commissions) of $10.00 per Option Unit and (ii) $0.10 per Option Unit as part of the proceeds from the Sponsor in connection with the Private Placement set forth in Section 1.5.2. The certificates representing the Option Units to be delivered will be in such denominations and registered in such names as the Representative requests in writing not less than two full Business Days prior to the Closing Date or the Option Closing Date, as the case may be, and will be made available to the Representative for inspection, checking and packaging at the aforesaid office of the Company’s transfer agent or correspondent not less than one full Business Day prior to such Closing Date. The Company shall not be obligated to sell or deliver the Option Units except upon tender of payment by the Underwriters for applicable Option Units.

1.3 Deferred Discount. The Company and the Underwriters agree that 5.0% of the gross proceeds from the sale of the Firm Units ($3,750,000) and 5.0% of the gross proceeds from the sale of the Option Units (up to $562,500) (the “Deferred Discount”) will be deposited in and held in the Trust Account and payable directly from the Trust Account, without accrued interest, to the Underwriters for their own account upon consummation of the Business Combination solely from amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of the Business Combination and such Deferred Discount shall be capped at such amount so remaining in the Trust Account. The Underwriters hereby agree that if no Business Combination is consummated within the time period provided in the Trust Agreement and the funds held under the Trust Agreement are distributed to the holders of Ordinary Shares (i) the Underwriters will forfeit any rights or claims to the Deferred Discount and (ii) the trustee under the Trust Agreement is authorized to distribute the Deferred Discount to the public stockholders on a pro rata basis. The Underwriters acknowledge and agree that the Deferred Discount shall be payable only to the extent of, and shall in no event exceed, an amount equal to 5.00% of the funds remaining in the Trust Account after giving effect to all properly submitted redemptions in connection with the initial Business Combination.

1.5 Private Placements.

1.5.2 Unit Private Placement. Simultaneously with the Closing Date, the Sponsor will purchase from the Company pursuant to a Private Placement Unit Purchase Agreement (as defined in Section 2.21.2 below) an aggregate of 297,500 private placement units (up to 312,500 private placement units if the Over-allotment Option is exercised) (the “Private Placement Units”). Each Private Placement Unit consists of one Ordinary Share (the “Private Placement Share(s)”) and one-half (1/2) of one redeemable warrant to purchase one share of Ordinary Share (the “Private Placement Warrant(s)”), at a purchase price of $10.00 per Private Placement Unit ($2,975,000 in the aggregate ($3,125,000 if the Over-allotment Option is exercised)) in a private placement (the “Private Placement”) intended to be exempt from registration under the Act pursuant to Section 4(a)(2) of the Act. The Private Placement Warrants are identical to the Warrants sold as part of the Units in the Offering, subject to limited exceptions. Each whole Private Placement Warrant entitles the holder thereof to purchase one Ordinary Share at a purchase price of $11.50 per share, subject to adjustments described in the Warrant Agreement (defined below), at any time commencing 30 days after the completion of the Company’s Business Combination. The terms of the Private Placement Units are as described in the Prospectus (as defined in Section 2.1.1 below). Simultaneously with the closing of the Over-allotment Option, the Sponsor will purchase from the Company pursuant to a Private Placement Unit Purchase Agreement up to an additional 15,000 Private Placement Units at a purchase price of $10.00 per Private Placement Unit, intended to be exempt from registration under the Act pursuant to Section 4(a)(2) of the Act.

2. Representations and Warranties of the Company. The Company represents and warrants to the Underwriters as follows:

2.21 Agreements With Insiders.

2.21.3 Administrative Services. The Company and the Sponsor have entered into an Administrative Services Agreement (“Services Agreement”) substantially in the form annexed as an exhibit to the Registration Statement pursuant to which the Sponsor will make available to the Company general and administrative services including office space, secretarial and administrative services for the Company’s use for $15,000 per month commencing on the Effective Date, until the earlier of the consummation by the Company of a Business Combination or the Company’s liquidation, on the terms and subject to the conditions set forth in the Services Agreement.

3. Covenants of the Company. The Company covenants and agrees as follows:

3.9 Payment of Expenses. The Company hereby agrees to pay on each of the Closing Date and the Option Closing Date, if any, to the extent not paid at the Closing Date, all Company expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to (i) the Company’s legal and accounting fees and disbursements, (ii) the preparation, printing, filing, mailing and delivery (including the payment of postage with respect to such mailing) of the Registration Statement, the Statutory Prospectus and the Prospectus, including any pre or post effective amendments or supplements thereto, and the printing and mailing of this Agreement and related documents, including the cost of all copies thereof and any amendments thereof or supplements thereto supplied to the Underwriters in quantities as may be required by the Underwriters, (iii) fees incurred in connection with conducting background checks of the Company’s management team, (iv) the preparation, printing, engraving, issuance and delivery of the Units, the Ordinary Shares, and the Warrants included in the Units, including any transfer or other taxes payable thereon, (v) fees incurred in registering the Offering with FINRA and the reasonable fees of counsel of the Underwriters in connection with the Offering, (vi) fees, costs and expenses incurred in listing the Public Securities on Nasdaq or such other stock exchanges as the Company and the Underwriters together determine, (vii) all fees and disbursements of the transfer and rights agent, (viii) all of the Company’s expenses associated with “due diligence” and “road show” meetings arranged by the Representative and any presentations made available by way of a net roadshow, including without limitation trips for the Company’s management to meet with prospective investors, all travel, food and lodging expenses associated with such trips incurred by the Company or such management, and (ix) all other costs and expenses customarily borne by an issuer incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 3.9; provided, however, the expenses described in (iii) and (v) above shall not exceed $35,000. If the Offering is consummated, the Representative may deduct from the net proceeds of the Offering payable to the Company on the Closing Date the expenses set forth above (which shall be mutually agreed upon between the Company and the Representative prior to Closing) to be paid by the Company to the Representative and others. If the Offering is not consummated for any reason (other than a breach by the Representative of any of its obligations hereunder), then the Company shall reimburse the Representative in full for its out-of-pocket accountable expenses actually incurred through such date, including, without limitation, reasonable fees and disbursements of counsel to the Representative.

3.25 Private Placement Proceeds. On the Closing Date, the Company shall cause to be deposited $750,000 (without giving effect to any exercise of the Over-allotment Option) of proceeds from the Private Placement into the Trust Account, or such other amount such that the amount of the funds in the Trust Account shall be $10.10 per Unit sold in the Offering. On the Option Closing Date, if any, the Company shall cause to be deposited an amount of additional proceeds from the additional Placement Units sold on the Option Closing Date into the Trust Account such that the amount of funds in the Trust Account shall be $10.10 per Unit sold in the Offering.

3.34 Right of First Refusal. The Company agrees that if the Firm Units are sold in accordance with the terms of this Agreement, the Company shall grant the Representative (or any entity the Representative has assigned this right to that is controlled by the current partners of the Representative (the “Representative Affiliate Assignee”)) the right of first refusal to act as lead financial advisor, capital markets advisor, underwriter, and/or private placement agent in connection with any initial Business Combination or in connection with any financing, at the Representative’s or Representative Affiliate Assignee’s, as applicable, sole discretion, of the Company, or any successor to or any subsidiary of the Company (each, a “Subject Transaction”). The right of first refusal shall commence as of the date of this Agreement and terminate on the earlier of (i) the ten (10) month anniversary of the closing of a Business Combination (or the liquidation of the Trust Account in the event that the Company fails to consummate an initial Business Combination within the prescribed time period) or (ii) thirty-six (36) month anniversary of the consummation of this Offering. For the avoidance of doubt, the Company shall not retain, engage or solicit any additional financial advisor, capital markets advisor, underwriter, or private placement agent in a Subject Transaction without the express written consent of the Representative or Representative Affiliate Assignee, as applicable. The Representative’s or Representative Affiliate Assignee’s, as applicable, failure to exercise its preferential right with respect to any particular proposal shall not affect its preferential rights relative to future proposals.

7. Additional Covenants.

7.2 Trust Account Waiver Acknowledgments. The Company hereby agrees that it will use its reasonable best efforts prior to commencing its due diligence investigation of any prospective Target Business or obtaining the services of any vendor to have such Target Business and/or vendor acknowledge in writing whether through a letter of intent, memorandum of understanding or other similar document (and subsequently acknowledges the same in any definitive document replacing any of the foregoing), that (a) it has read the Prospectus and understands that the Company has established the Trust Account, initially in an amount of $75,750,000 (without giving effect to any exercise of the Over-allotment Option) for the benefit of the Public Shareholders and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Company may disburse monies from the Trust Account only (i) to the Public Shareholders in the event they elect to redeem the Ordinary Shares contained in the Units in connection with the consummation of a Business Combination, (ii) to the Public Shareholders if the Company fails to consummate a Business Combination within the time period set forth in the Memorandum and Articles of Association, or (iii) to the Company after or concurrently with the consummation of a Business Combination and (b) for and in consideration of the Company (i) agreeing to evaluate such Target Business for purposes of consummating a Business Combination with it or (ii) agreeing to engage the services of the vendor, as the case may be, such Target Business or vendor agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

Except for the amendments expressly set forth in this Amendment, all other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of July 1, 2026.

Very truly yours,

FORTUNEX ACQUISITION CORPORATION

By:	/s/ Daniel M. McCabe
Name:	Daniel M. McCabe
Title:	Chief Executive Officer

Accepted on the date first above written.

POLARIS ADVISORY PARTNERS LLC, A DIVISION OF KINGSWOOD CAPITAL PARTNERS LLC as Representative of the several Underwriters

By:
Name:	Lewis Silberman
Title:	Partner

Kingswood Capital Partners LLC, as Broker Dealer

By:
Name:	Tyler Bashaw
Title:	Director of Compliance

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of July 1, 2026.

Very truly yours,

FORTUNEX ACQUISITION CORPORATION

By:
Name:	Daniel M. McCabe
Title:	Chief Executive Officer

Accepted on the date first above written.

POLARIS ADVISORY PARTNERS LLC, A DIVISION OF KINGSWOOD CAPITAL PARTNERS LLC as Representative of the several Underwriters

By:	/s/ Lewis Silberman
Name:	Lewis Silberman
Title:	Partner

Kingswood Capital Partners LLC, as Broker Dealer

By:	/s/ Tyler Bashaw
Name:	Tyler Bashaw
Title:	Director of Compliance